Exhibit (a)(8)
                            VOCALTEC LETTERHEAD





Dear _______






                Re:  Offer to Exchange Options from July 5, 2001 ("Offer")

Below please find a short report detailing:

         1) The number and details of the options you have elected to tender under the Offer. 2) The number and details of the options that were not tendered under the Offer.

We will inform you of the new options you will receive in the exchange following VocalTec's allocation of new options.


Sincerely,

HR Department


No. of Eligible         Exercise            Date             No. of Tendered
      Options           Price               of Grant         Options
      --------------    -----------         ---------       ------------------








Total No. of options shares tendered: __________